Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2023 Incentive Plan, the Amended and Restated 2014 Employee Stock Purchase Plan, and the Employee Inducement Plan of Ultragenyx Pharmaceutical Inc. of our reports dated February 16, 2023, with respect to the consolidated financial statements of Ultragenyx Pharmaceutical Inc. and the effectiveness of internal control over financial reporting of Ultragenyx Pharmaceutical, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California

June 8, 2023